Exhibit 10.10

TRANSITION AGREEMENT
BETWEEN VISHAY SINGAPORE PTE. LTD., AND VISHAY INTERTECHNOLOGY, INC., on the one hand, AND CLARENCE TSE, on the other hand DATED THE 15th DAY OF JULY, 2022

TRANSITION AGREEMENT

This agreement (“Transition Agreement”) is made on the  15th day of July, 2022

BETWEEN:

(1)
Vishay Singapore Pte. Ltd. (Company Registration Number 200722858Z), a company incorporated under the laws of Singapore with its registered address at 37A Tampines Street 92, #07-01 Singapore 528886 ("Vishay Singapore" or the “Company”),

(2)	Vishay Intertechnology, Inc., a Delaware corporation with its principal executive offices at 63 Lancaster, Avenue, Malvern, Pennsylvania 19355, USA (the “Parent”), and

(3) Clarence Tse (Passport Number: [Passport Number Redacted]),  a citizen of [Personal Information Redacted] with his registered address at [Personal Address Redacted] (the "Executive").

(collectively, the "Parties" and each, a "Party").

WHEREAS:

(A)
The Executive, the Parent, and Vishay Singapore had entered into an employment agreement on 15 February 2018 (“Original Employment Agreement”) and further amended pursuant to the first amendment to employment agreement on 23 February 2021 (the “First Amendment Agreement” and which together with the Original Employment Agreement shall collectively be referred to as the “Employment Agreements”); in which the Executive was and continues to be employed as Executive Vice President, Business Head of Semiconductor Business, in accordance with the terms and conditions stated therein.

(B)	Vishay Singapore and the Parent (collectively, the “Employer”) desire to terminate the Executive’s employment, effective upon the close of business on 31 December 2022 (the “Termination Date”).

(C)	The Employer and the Executive wish to specify the Executive’s responsibilities from the date of this Transition Agreement through the Termination Date (the “Transition Period”).

(D)
The termination of the Executive’s employment on the Termination Date shall constitute a termination without Cause under Section 6.1(b) of the Employment Agreements, provided that the Executive’s employment has not been previously terminated during the Transition Period by the Employer for Cause or due to the Executive’s death or Disability.

(E)
Notwithstanding that either of the Parties is entitled to terminate the Employment Agreements in accordance with the terms stated therein, the Parties have mutually agreed to enter into this Transition Agreement to set out the terms and conditions in connection with the Transition Period and the termination of the Employment Agreements.

NOW IT IS HEREBY AGREED as follows:

1.
Notwithstanding anything contained in the Employment Agreements, the Parties agree that the Employment Agreements will be terminated with effect from the Termination Date. However, the Parties agree that in the event the Executive’s employment ceases prior to the Termination Date due to his death, Disability, or a termination for Cause, the consequences of such termination shall be as set forth in the Employment Agreements.

2.
The Executive remains an employee of Vishay Singapore until the Termination Date and shall continue to be entitled to his monthly salary and benefits. However, should Vishay Singapore have a basis to terminate the Executive’s employment for Cause at any time up to the Termination Date, Vishay Singapore shall, without prejudice to any other rights it may have, be entitled at any time so terminate the Executive’s employment, without any payment or compensation whatsoever (including but not limited to the Severance Benefits (as defined below).

3.	The Parties further agree that during the Transition Period:

(a)
Unless otherwise notified by Vishay Singapore, the Executive shall continue to carry out his duties as an employee of Vishay Singapore and in accordance with the Employment Agreements and existing policies and directives of the Company;

(b)	the Executive shall not engage in any work outside the Company, whether by himself or together with others, and whether for his own benefit or for the benefit of others;

(c)
the Executive shall ensure a smooth handover of his duties and take such steps as may be required by the Company or which may otherwise be necessary or desirable for the smooth and proper handing over;

(d)	if applicable, the Executive shall resign as director or officer in any company within the Group (as defined below),

(e)	Vishay Singapore shall be under no obligation to vest in the Executive or assign to him any powers or duties or to provide work for him;

(f)	Vishay Singapore may prohibit and/or limit contact between the Executive and the Company's customers and business contacts, suppliers, employees and/or prospects;

(g)	Vishay Singapore may require the Executive not to attend work for all or any part of the Transition Period and may exclude him from any premises of the Company or any of its related corporations; and

(h)	Vishay Singapore may require the Executive to work from home and/or to carry out exceptional duties or special projects outside the normal scope of his duties and responsibilities.

4.
With effect from the Termination Date, the Employment Agreements shall be terminated and cease to have any force and effect, save as otherwise explicitly provided in this Transition Agreement, and save for any of the Executive's obligations in the Employment Agreements which are expressed to apply following the termination of the same, including without limitation Section 7 therein (Restrictive Covenants). Notwithstanding anything to the contrary in this Transition Agreement, in the event that Executive breaches any of his obligations under Section 7 of the Employment Agreements, any payments or benefits not yet made or provided under Section 5 of this Transition Agreement shall be forfeited immediately. Such forfeiture shall not limit any additional equitable or legal remedies Vishay Singapore and its affiliates may have with respect to Executive’s breach.

5.
In consideration of the mutual covenants and agreements as set out in this  Transition Agreement (and in the case of Vishay Singapore, the agreement to pay the Severance Benefits as set out below), and provided that the Executive’s employment has not been terminated by Vishay Singapore for Cause or due to the Executive’s death or Disability prior to the Termination Date, and provided further that the Executive timely executes this Transition Agreement and the Release described in clause (b) below:

(a)
following the Termination Date, (i) the Executive shall be eligible to receive an amount equivalent to the amount he would have received in respect of a 2022 annual bonus, had he remained employed through the annual bonus payment date, determined in the same manner and at the same time as would have been the case in the absence of the Executive’s termination of employment, (ii) the Executive shall receive an amount equivalent to three years of his then-current base salary, paid over the three year period commencing on the Termination Date, in accordance with Vishay Singapore’s standard payroll practices, provided however, that if a Change in Control (as defined in the Employment Agreements, but that also constitutes a “change in control event” described in Treas. Reg. § 1.409A-3(i)(5)(i)) occurs prior to the Termination Date, the amounts otherwise payable under this clause (ii) will instead be paid in a single lump sum within 60 days of the Termination Date, and (iii) service-based vesting criteria applicable to the Executive’s outstanding equity awards shall be deemed satisfied, whereas performance-based vesting criteria will remain in effect through the end of the applicable performance period, and all such awards will be settled in accordance with the applicable award agreements (collectively the “Severance Benefits”).

For the avoidance of doubt, the Executive acknowledges and agrees that but for his execution of this Transition Agreement and the Release described in clause (b) below, the Executive is not entitled to the Severance Benefits as contemplated under the Employment Agreements.

(b)
the Executive acknowledges that the payments and benefits enumerated in this Transition Agreement constitute full and final settlement of all and any such claims, rights, liabilities, demands, salary, bonuses, obligations, acts, agreements, costs, expenses, losses, damages, and actions which the Executive may have in respect of his employment with the Company and each of its related corporations (collectively, the "Group"). The Executive hereby unconditionally and irrevocably waives, renounces, disclaims, releases and forever discharges each of the Group companies and their respective current or former shareholders, directors, representatives, officers, employees and agents (collectively, the "Released Parties") from any and all claims, rights, liabilities, demands, obligations, acts, agreements, costs, expenses, losses, damages, and actions, of whatsoever kind or nature, and howsoever arising, whether in law or equity, whether under Singapore law or any other laws, whether known or unknown, which the Executive has as at the date hereof or which he at any time hereafter has against the Released Parties arising out of, in connection with or relating to, the Executive’s employment with the Group or the termination of such employment both (i) as at the date of this Transition Agreement; AND (ii) as at the Termination Date as if they have been entered afresh by the Executive. The Executive further agrees, that as a condition of receiving the Severance Benefits, the Executive will execute a release of claims substantially in the form attached as Exhibit A hereto (the “Release”), within 60 days following the Termination Date.  Notwithstanding anything to the contrary herein, the Executive does not release or discharge the Released Parties from any of the Group’s obligations under or pursuant to (i) the Company’s employee welfare benefit plans and employee benefit pension plans applicable to the Executive (other than severance plans), subject to the terms and conditions of those plans, or (ii) claims for indemnification under the by-laws or policies of insurance of the Company or the Parent.

6.	The Executive shall:

(a)
on or before the Termination Date, return to the Company, all property of any Group company which is in the Executive's control (as the case may be) and including (without limitation) the following items:

(i)	all security cards and keys to any Group company's office premises, cabinets and drawers, and car park discs;

(ii)
any and all original and duplicate copies of all the Executive's work products, notes, drawings, memoranda, accounts, records, writing, files, calendars, books, records, notes, specifications, notebooks, correspondences, client or customer lists, proposals to customers, manuals, computer disks, diskettes, and any other magnetic and other media materials the Executive has in his possession and/or control belonging to the Group or containing confidential or proprietary information concerning the Group (including without limitation all confidential information). The Executive undertakes that he will not make or retain copies of any of the same and further undertakes that he will immediately return any such property which subsequently comes into his possession or control in the future;

(iii)	all credit cards and charge cards;

(iv)	computer equipment (including but not limited to laptops and personal devices) and mobile telephones; and

(v)	all and any other property whatsoever belonging to the Group which is in the possession, custody and/or control of the Executive;

(b)	on or before the Termination Date,

(i)	disclose to the Company all passwords to all password protected files, software and hardware which have been created or protected by the Executive and which are on his computer;

(ii)	submit any outstanding expense claims with supporting invoices, receipts or other evidence of payment which claims shall be dealt with in accordance with the Company's normal expense claims policy;

(iii)	do and execute all such acts, documents and things as the Company may require of him in his capacity as an Executive of the Company.

7.	The Executive agrees and warrants that:

(a)
there are no claims which he has against the Released Parties (as defined in Clause 5 above) relating to or arising out of or in connection with his employment with the Group including without limitation, its termination;

(b)
he shall not make or attempt to make whether in Singapore or any other jurisdiction, any claim against the Released Parties or commence or attempt to commence against the Released Parties any legal action or any other proceeding whatsoever arising out of, in connection with, or relating to the Executive’s employment with the Group or the termination of the Executive’s employment thereof;

(c)
in addition to his duties under the law and contractual obligations, the Executive will not, after the Termination Date, disclose to any person any information of a confidential or secret nature (in any form) relating to any and all aspects of the business of the Group or its clients, customers and suppliers, including but not limited to personnel data, financial information, budgets, reports, business plans, strategies, know-how, formulae, designs, data, specifications, research, processes, procedures and programs, pricing, sales and marketing plans and details of past or proposed transactions;

(d)	he shall not at any time after the Termination Date represent or hold himself out in any way as an agent, employee or other representative whatsoever of the Company or any other member of the Group;

(e)
he shall forthwith refrain from making, directly or indirectly, any untrue, detrimental or derogatory statement in relation to the Group or its officers or Executives or any statement with the intent of damaging or lowering the reputation of the Group or any of its officers or employees; and

(f)
he will cooperate fully and in a timely manner, both before and after the Termination Date, with the Group and its counsel with respect to any matter (including, without limitation, litigation, investigations, or governmental proceedings) relating to his tenure with the Group, upon reasonable notice from the Group, so long as, following the Termination Date, the Group exercises commercially reasonable efforts to schedule and limit its need for Executive’s cooperation under this paragraph so as not to interfere with Executive’s other personal and professional commitments.

8.
The termination of the Employment Agreements hereunder, effective as of the Termination Date, shall not release the Executive from any liability for any antecedent breaches or for any other liability of whatsoever nature and howsoever arising which at the time of termination has already accrued.

9.	This Transition Agreement shall enure to the benefit of, and shall be binding upon, the successors and assigns of the Parties.

10.
The provisions contained herein and/or the documents specifically referenced constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any pre-existing or other agreement between the parties or any oral or written communications between the parties concerning the subject matter hereof. No statement or inducement (whenever oral or written) with respect to the subject matter hereof by any Party hereto or by any agent or representative of any Party hereto which is not contained in this Transition Agreement shall be valid or binding among the Parties.

11.
No provision of this Transition Agreement may be modified, waived or amended except by a written instrument duly executed by each of the Parties. Any such modifications, waivers or amendments shall not require additional consideration to be effective.

12.
If any part of this Transition Agreement shall be, or become, void or unenforceable for any reason, this shall not affect any of the remaining provisions of this Transition Agreement and, in the event that part of any provision shall be held to be void or unenforceable but would be valid and enforceable if some part thereof were deleted, such provision shall apply with such modification as may be necessary to make it valid and enforceable.

13.
In the event of any inconsistency between a term of this Transition Agreement and a term in the Employment Agreements, this Transition Agreement will prevail to the extent of the inconsistency. Any term which is defined in the Employment Agreements and which is used but not defined in this Transition Agreement shall have the same meaning as the Employment Agreements.

14.	Save for the Released Parties, a person who is not a party to this Transition Agreement has no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore.

15.
This Transition Agreement shall be signed in any number of counterparts and by the parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document. Any counterpart to this Transition Agreement may be executed and delivered electronically (including via portable document format or similar method) and a receiving party may rely on the receipt of a document so executed and delivered as if the original had been received.

16.
This Transition Agreement shall be governed by, and construed in accordance with, the laws of Singapore. In relation to any legal action or proceedings arising out of or in connection with this Agreement, the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore.

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IN WITNESS WHEREOF this Transition Agreement has been entered into by the Parties hereto.

THE COMPANY

SIGNED BY
/s/ BeeLeng Saw
for and on behalf of

Vishay Singapore Pte. Ltd.

In the presence of:

/s/ Catherine Phang
Name: Catherine Phang
Address: [Personal Address Redacted]

THE PARENT

SIGNED BY
Michael S. O'Sullivan
for and on behalf of

Vishay Intertechnology, Inc.

In the presence of:

/s/ Avner Lahat
Name: Avner Lahat
Address: 63 Lancaster Ave., Malvern, PA U.S.A.

THE EXECUTIVE

SIGNED BY
/s/ Clarence Tse

In the presence of:

/s/ Catherine Phang
Name: Catherine Phang
Address: [Personal Address Redacted]

EXHIBIT A

SUBSEQUENT RELEASE

IN CONSIDERATION of the payments, benefits, terms and conditions set forth in the Transition Agreement entered into by and between Vishay Singapore Pte. Ltd. (Company Registration Number 200722858Z) a Singapore company (the “Company”), Vishay Intertechnology, Inc, a Delaware corporation (“Parent”) and Clarence Tse (“Executive”), dated as of July 15, 2022, (the “Transition Agreement”), and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged:

1.
The Executive hereby unconditionally and irrevocably waives, renounces, disclaims, releases and forever discharges each of the Group companies and their respective current or former shareholders, directors, representatives, officers, employees and agents (collectively, the "Released Parties") from any and all claims, rights, liabilities, demands, obligations, acts, agreements, costs, expenses, losses, damages, and actions, of whatsoever kind or nature, and howsoever arising, whether in law or equity, whether under Singapore law or any other laws, whether known or unknown, which the Executive has as at the date hereof or which he at any time hereafter has against the Released Parties arising out of, in connection with or relating to, the Executive’s employment with the Group or the termination of such employment as at the Termination Date. Notwithstanding anything to the contrary herein, the Executive does not release or discharge the Released Parties from any of the Group’s obligations under or pursuant to (i) the Company’s employee welfare benefit plans and employee benefit pension plans applicable to the Executive (other than severance plans), subject to the terms and conditions of those plans, or (ii) claims for indemnification under the by-laws or policies of insurance of the Company or the Parent. It is understood that nothing in this Subsequent Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to Executive, any such wrongdoing being expressly denied.

2.	The Executive understands that the benefits provided under the Transition Agreement are conditioned on this Subsequent Release becoming binding and effective.

3.	Any term which is defined in the Transition Agreement and which is used but not defined in this Subsequent Release shall have the same meaning as the Transition Agreement.

4.
This Subsequent Release shall be governed by, and construed in accordance with, the laws of Singapore. In relation to any legal action or proceedings arising out of or in connection with this Subsequent Release, the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore.

IN WITNESS WHEREOF, Executive has executed this Subsequent Release as a Deed on the date indicated below.

____________________________
Clarence Tse
Date: